Exhibit 2.1

EQUITY EXCHANGE AGREEMENT

by and among

CAR CHARGING GROUP, INC.,
A Nevada Corporation,

BEAM ACQUISITION LLC
A Nevada Limited Liability Company,

BEAM CHARGING, LLC,
A New York Limited Liability Company,

and

THE MEMBERS OF BEAM CHARGING, LLC

Dated as of February 26, 2013

EQUITY EXCHANGE AGREEMENT

THIS EQUITY EXCHANGE AGREEMENT, dated as of February 26, 2013 (this “Agreement”), by and among Car Charging Group, Inc., a Nevada corporation (“CCGI”), Beam Acquisition, LLC, a Nevada limited liability company (“Beam Acquisition”), and together with CCGI, the “CCGI Entities”), and Beam Charging, LLC, a New York limited liability company (“Beam” or the “Company”), and Manhattan Charging LLC, Eric L’Esperance, and Andrew Shapiro (together with the individual members of Manhattan Charging LLC, collectively, the “Beam Members”).

WHEREAS, reference is made to that certain Agreement (the “Interim Agreement”) dated December 31, 2012 whereby Beam Acquisition, a wholly-owned subsidiary of CCGI acquired all of the outstanding membership interests of Beam (the “Beam Interests”) in exchange for CCGI’s issuance of 1,265,822 shares of restricted CCGI common stock (the “CCGI Shares”)to Manhattan Charging LLC, the majority member and manager of Beam; and

WHEREAS, CCGI believes it is in its best interest and the best interest of its stockholders to confirm and ratify the acquisition of the Beam Interests in exchange for the CCGI Shares, all upon the additional terms and subject to the additional conditions set forth in this Agreement (the “Transaction”); and

WHEREAS, it is the intention of the parties that: (i) the Equity Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Equity Exchange shall qualify as a securities transaction exempt from registration or qualification under the Securities Act of 1933, as  (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1
EXCHANGE OF CCGI SHARES FOR BEAM INTERESTS

1.1             Acknowledgment of Previous Transaction.  The parties hereto expressly agree and acknowledge that the terms of the Interim Agreement are and the exchange of equity contemplated thereby is, subject to and as modified by the terms of this Agreement, hereby confirmed and ratified in its entirety as of the date thereof.  In consideration of the transfer by the Beam Members of the Beam Interests to Beam Acquisition, the Beam Members hereby direct that the CCGI Shares be distributed to the recipients set forth on Schedule 1.1 hereto (the “Share Recipients”) and, (a) at Closing,  CCGI shall deliver copies of the stock certificates so evidencing such CCGI Shares as well as parcel tracking numbers from a reputable overnight courier evidencing the shipment of such stock certificates to the Share Recipients and (b)within two (2) business days of Closing, CCGI shall deliver stock certificates so evidencing such CCGI Shares to the Share Recipients.

1.2             Additional Consideration for the Beam Interests. Simultaneously herewith, upon the terms and conditions set forth in this Agreement, in reliance on the representations, warranties and covenants of each of the parties to this Agreement contained herein and in consideration of the Beam Interests, CCGI shall deliver one or more secured promissory notes in the aggregate principle amount of $500,000.00, as adjusted as set forth in Section 1.3 and 1.4 below (the “Cash Purchase Price”)(in the form attached hereto as Exhibit A) (the “Promissory Notes”) as the Beam Members hereby direct as set forth on Schedule 1.1.  The Promissory Notes shall be secured in accordance with the Security Agreement (attached hereto as Exhibit B) (the “Security Agreement”) and the Security and Pledge Agreement (attached hereto as Exhibit C) (the “Pledge Agreement,” and together with the Security Agreement and the Promissory Notes, the “Loan Documents”)

a)
Upon the occurrence of an Event of Default (as such term is defined in the Promissory Notes), the Beam Members shall have the right to exercise any and all rights and remedies granted to them under such Promissory Notes.  Additionally, upon the occurrence of an Event of Default, the parties agree that to the extent possible, the Transaction shall be cancelled and each party agrees to execute and deliver such further documents and instruments and will take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this provision, including without limitation the following documents: (i) Letter to CCGI and CCGI’s Transfer Agent executed by each Beam Member authorizing the cancellation of the CCGI Shares (ii) Assignment of Beam Interests executed by Beam Acquisition to each Beam Member in the amounts listed on Schedule 1.2 and (iii) a Confession of Judgment with respect to the Promissory Notes executed by CCGI, Beam Acquisition and Beam (collectively, the “Cancellation Documents”).  The Cancellation Documents shall be delivered at Closing and held in escrow by the Escrow Agents (as defined in the Escrow Agreement) until such time as (i) the Promissory Notes are paid in full (at which time the Cancellation Documents shall be destroyed), (ii) there is a default under the Promissory Notes (at which time the Cancellation Documents shall be delivered to their named recipients for filing and execution) or (iii) such other event occurs that authorizes release under the Escrow Agreement (in the form attached hereto as Exhibit D).

1.3              Purchase of Outstanding Secured Promissory Note.  As of the date hereof, Beam Charging LLC has two outstanding promissory notes in the aggregate original principal amount of $130,000 held by the lender thereof (the “Secured Notes”) that are secured by, among other things, the Beam Interests.  Simultaneously with the Closing, CCGI will purchase the Secured Notes from the lender for $153,341.78 (the “Note Purchase Price”) pursuant to an Assignment of Promissory Note in the form attached hereto as Exhibit E (the “Assignment of Note”) and CCGI shall execute an amendment to the Secured Notes in the form attached hereto as Exhibit F (the “Secured Note Amendment”) with Beam.   The parties acknowledge that CCGI has previously delivered $150,000 (the “Escrow Funds”) to The Law Office of Samuel A. Tversky P.C. (the “Escrow Agent”) as a good faith deposit toward the consummation of the transactions contemplated by the Interim Agreement.  At Closing, the Escrow Funds shall be applied to pay the Note Purchase Price and the Escrow Agent shall deliver the Note Purchase Price to the lender holding the Secured Notes.  Any balance remaining in escrow after payment in full of the Note Purchase Price shall be applied to the payment of the Cash Purchase Price due hereunder.  Notwithstanding Section 1.2 hereof, in the event that Transaction is cancelled pursuant to Section 1.2 hereof, the transactions contemplated by the Assignment of Note and the Secured Note Amendment shall not be cancelled and such documents shall remain in full force and effect.

1.4              Prepaid Legal Fees.  The parties hereto acknowledge that CCGI has previously caused to be delivered to the Escrow Agent $20,000 (the “Prepaid Fees”) for the purpose of paying Beam’s legal fees throughout the negotiation of the Transaction.  CCGI shall receive a credit for all Prepaid Fees against the Cash Purchase Price due hereunder. CCGI shall not be entitled to any refund of the Prepaid Fees in the event that the transactions contemplated hereby are not consummated, including, without limitation, in the event that the Cancellation Documents become effective and/or are released from escrow in accordance with Section 1.2(a) hereof.

1.5              Payment of Liabilities at Closing.  At Closing, each of the liabilities of Beam listed on Schedule 1.5 hereto shall be fully and indefeasibly paid in full by CCGI.  The parties hereto expressly acknowledge and agree that immediately following the Closing, notwithstanding any prohibition to the contrary found in any of the Transaction Documents, including the Loan Documents, CCGI shall have the right to cause Beam to file for reimbursements/payments under any grants currently available to it; and, in the event Beam receives such reimbursement from such grants, CCGI shall be entitled to receive and retain reimbursement from such received amounts for all amounts paid pursuant to this Section 1.5.

1.6              Anti-Dilution Protection.  Until such time as each Share Recipient has sold or otherwise disposed of all of his/its CCGI Shares, in the event CCGI shall sell or issue any shares of its common stock (which, for the purposes hereof, shall be deemed to include (i) the issuance of any shares of its common stock directly or indirectly through the exercise of options, warrants, and convertible instruments (except for such issuances as are made upon the conversion of Convertible Securities for which anti-dilution protection hereunder has already been provided pursuant to (ii) below) and (ii) the issuance of any options, warrants, and convertible instruments convertible or exchangeable into shares of common stock (any such instruments, “Convertible Securities”)) at a price (or in the case of Convertible Securities, a conversion price)that is less than $1.58 per share of common stock of CCGI (a “Triggering Event”), within ten (10) days of notice from CCGI of the Triggering Event, each such Share Recipient shall receive warrants containing a “net exercise” provision to purchase an amount of additional shares of CCGI common stock necessary to preserve such Beam Member’s pre-Triggering Event percentage ownership of CCGI.  Each such Beam Member’s exercise price shall be the same price or value as was used in the Triggering Event.  This provision shall not apply to (i) shares of common stock required to be issued in the future pursuant to options, warrants, and convertible instruments issued and outstanding on the Closing Date; (ii) shares of common stock issued or deemed issued as a dividend or distribution so long as such shares are issued to all holders of common stock of CCGI on a pro-rata basis; (iii) shares of common stock issued in connection with lease lines, bank lines, and other commercial bank financings (so long as such transactions are on market terms, on an arms-length basis and with a nationally recognized institutional lender) or (iv) equitable splits, subdivisions, reverse splits, combinations, reclassifications, exchanges or substitutions.

a)
Net Exercise under Warrant.  Subject to any provisions in the warrant to the contrary, if the fair market value of one share of CCGI common stock is greater than the exercise price (at the date of calculation as set forth below), in lieu of exercising for cash, each Beam Member may elect to receive shares equal to the value (as determined below) of the Warrant (or the portion thereof being cancelled) by delivery of a properly endorsed Subscription Form delivered to CCGI, in which event CCGI shall issue to such Beam Member a number of shares of common stock computed using the following formula:

X=Y (A-B)
              A

   Where X =         the number of shares of CCGI common stock to be issued to such Beam Member

Y=
the number of shares of CCGI common stock purchasable under the warrant or, if only a portion of the warrant is being exercised, the portion of the warrant being exercised (at the date of such calculation)

A=           fair market value

B=           exercise price (as adjusted to the date of such calculation)

1.7               Closing and Actions at Closing. The closing of the Transaction (the “Closing”) shall take place simultaneously with the execution of this Agreement (the “Closing Date”).

1.8              Officers of Beam at Closing Date. On the Closing Date, each officer and manager of Beam shall resign all such offices and immediately thereafter, Michael D. Farkas shall be appointed Chief Executive Officer, Secretary and Treasurer of Beam and Andy Kinard shall be appointed President of Beam.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF BEAM

   Beam represents, warrants and agrees that all of the statements in the following subsections of this Article 2 are true and complete as of the date of the Interim Agreement and as of the date hereof.  As used herein, the term “knowledge,” including the phrase “to Beam’s knowledge,” shall mean the actual current knowledge of the Beam Members.

2.1.              Corporate Organization.

2.1.1.
Beam is a limited liability company duly organized, validly existing and in good standing under the laws of New York, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, or condition of Beam.  “Material Adverse Effect” means, when used with respect to Beam, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, or condition (financial or otherwise) of Beam, or materially impair the ability of Beam to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

2.1.2.
Copies of the articles of organization and operating agreement of Beam with all amendments thereto, as of the date hereof (the “Beam Charter Documents”), have been furnished to CCGI, and such copies are accurate and complete as of the date hereof, except as set forth on Schedule 2.1.2 hereto.  Beam is not in violation of any of the provisions of the Beam Charter Documents.

2.2.              Capitalization of Beam.

2.2.1.
The authorized capital of Beam consisted of 100 membership interests, of which 100 were issued and outstanding, immediately prior to the Interim Agreement, except as set forth on Schedule 2.1.2 hereof.  There are no other authorized or issued classes of membership interests or other securities.

2.2.2.
All of the issued and outstanding membership interests of Beam immediately prior to the Interim Agreement, and all membership interests in Beam when delivered in accordance with the terms thereof will be, duly authorized, validly issued, fully paid and non-assessable, to Beam’s knowledge, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder, except as otherwise set forth in the Beam Charter Documents. As of the date of this Agreement, except as set forth in the Beam Charter Documents and as set forth on Schedule 2.1.2, there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any membership interests of Beam, nor are there any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to Beam or any Beam Interests, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of Beam’s membership interests. Except as set forth in the Beam Charter Documents and as set forth on Schedule 2.1.2,there are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Beam is a party or by which it is bound with respect to any equity security of any class of Beam. Beam is not a party to, and it has no knowledge of, any agreement restricting the transfer of any membership interests of Beam.  To Beam’s knowledge, the transfer of all of the shares of Beam described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no member of Beam has any right to rescind or bring any other claim against Beam for failure to comply with the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), or state securities laws.

2.2.3.
There are no outstanding contractual obligations (contingent or otherwise) of Beam to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Beam or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.  For the purposes of this Agreement, the term “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

2.3.             Subsidiaries and Equity Investments. Beam does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, Person or other entity.

2.4.             Authorization, Validity and Enforceability of Agreements. Beam has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement to perform its obligations hereunder (the “Transaction Agreements”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Beam and the consummation by Beam of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Beam, and no other corporate proceedings on the part of Beam are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of Beam and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

2.5.             Compliance with Other Instruments.  Except for the violations and defaults described in Schedule 2.5 and except for other violations and defaults that are not material, to Beam’s knowledge, Beam is not in material violation or default of, and neither the execution and delivery of this Agreement by Beam, nor the consummation by Beam of the transactions contemplated hereby will materially violate or contravene, (i) any provisions of the Beam Charter Documents, (ii) any instrument, judgment, order, writ or decree, (iii) any note, indenture or mortgage, or (iv) any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on Schedule 2.6,or, to its knowledge, (v) any provision of federal or state statute, rule or regulation applicable to Beam, the violation of any of which would have a Material Adverse Effect.

2.6.             Agreements. Except as disclosed on Schedule 2.6, Beam is not a party to or bound by any Material Contracts, whether written or oral.  For the purposes of this Agreement, the term “Material Contract” shall not include any contract which will not require the future expenditure of more than $5,000, in the aggregate, by Beam.  Beam has provided to CCGI, prior to the date of this Agreement, true, correct and complete copies of each Material Contract (whether written or oral), including each amendment, supplement and modification thereto (the “Beam Contracts”).

2.7.             Litigation. There is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of Beam, currently threatened against Beam, that may affect the validity of this Agreement or the right of Beam to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of Beam, currently threatened against Beam, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against Beam or any of its affiliates. Beam is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by Beam relating to Beam currently pending or which Beam intends to initiate.

2.8.             Compliance with Laws. To Beam’s knowledge, Beam has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including, without limitation, the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

2.9.             Financial Statements. Beam has delivered to CCGI its financial statements as of and for the fiscal year ended December 31, 2011, and December 31, 2012 (including balance sheet, income statement; collectively, the “Beam Financial Statements”).To Beam’s knowledge, the Beam Financial Statements fairly present in all material respects the financial condition and operating results of Beam as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Beam Financial Statements, Beam has no material liabilities or obligations, claims asserted or unasserted, contingent or otherwise, other than:(i) liabilities incurred in the ordinary course of business subsequent to December 31, 2012 and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.

2.10.           Intentionally Omitted.

2.11.           Employee Benefit Plans. Beam does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

2.12.           Tax Returns, Payments and Elections. Except as disclosed on Schedule 2.12, Beam has filed all Tax Returns (as defined below), statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed and Beam has timely paid all taxes due and adequate provisions have been made for all current taxes and other charges to which Beam is subject and which are not currently due and payable.  To Beam’s knowledge, none of Beam’s federal income tax returns have been audited by the Internal Revenue Service. Beam has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against Beam for any period, nor of any basis for any such assessment, adjustment or contingency.

2.13.           No Broker Fees. Except as set forth on Schedule 2.13 hereto, no brokers, finders or financial advisory fees or commissions will be payable by or to Beam or any of its affiliates with respect to the transactions contemplated by this Agreement.

2.14.           No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by Beam to arise, between Beam and any accountants and/or lawyers formerly or presently engaged by Beam. Beam is current with respect to fees owed to its accountants and lawyers, except as is otherwise set forth on the Beam Financial Statements.

2.15.           Information.  To Beam’s knowledge, the information concerning Beam set forth in this Agreement and in any attached schedule or certificate is complete and accurate in all material respects and does not contain any untrue statement of a material fact or fail to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

2.16.           Employee Matters. Since inception, Beam has not had any employees.

2.17.           Absence of Certain Changes or Events.  To Beam’s knowledge, except as disclosed on Schedule 2.17, since December 31, 2012:  (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Beam; and (b) Beam has not:(i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

2.18.           Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect, to Beam’s knowledge:(a) Beam is and has been in compliance with all Environmental Laws; (b) there has been no release or to Beam’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Beam; (c) there have been no Hazardous Substances generated by Beam that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Beam, except for the storage of hazardous waste in compliance with Environmental Laws.  Beam has made available to CCGI true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments presently in its possession.  For purposes of this Section 2.18, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of any Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

2.19.           Permits. To Beam’s knowledge, Beam has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which would reasonably be expected to have a Material Adverse Effect.  Beam is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.20.           No Assets or Real Property. Except as set forth on the most recent Financial Statements, Beam does not have any assets of any kind.  Except as disclosed on Schedule 2.20,Beam does not own or lease any real property.

2.21.           Intentionally Omitted.

2.22.           Intellectual Property. Except as disclosed on Schedule 2.22 or as may be used or licensed pursuant to the contracts listed in Schedule 2.6,Beam does not own, use or license any intellectual property in its business as presently conducted that is material to the operation of Beam’s business.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE BEAM MEMBERS

   Each Beam Member hereby, severally and not jointly, represents, warrants and agrees that all of the statements in the following subsections of this Article 3 are true and complete as of the date of the Interim Agreement and as of the date hereof insofar as such statement relate to such Beam Member.

3.1.             Authority. Such Beam Member has the right, power, authority and capacity to execute and deliver each Agreement to which such Beam Member is a party, to consummate the transactions contemplated by this Agreement to which such Beam Members is a party, and to perform such Beam Member’s obligations under each Agreement to which such Beam Member is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by such Beam Member. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than such Beam Member, this Agreement is duly authorized, executed and delivered by such Beam Member and constitutes the legal, valid and binding obligation of such Beam Member, enforceable against such Beam Member in accordance with its respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

3.2.              No Conflict. To such Beam Member’s knowledge, neither the execution or delivery by such Beam Member of any Agreement to which such Beam Member is a party nor the consummation or performance by such Beam Member of the transactions contemplated hereby or thereby will in any material respect, directly or indirectly, contravene, conflict with, or result in a violation of, any law or order to which such Beam Member may be subject.

3.3.             Litigation. There is no pending Action against such Beam Member that involves such Beam Member’s Beam Interests or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of Beam and, to the knowledge of such Beam Member, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

3.4.             Acknowledgment. Such Beam Member understands and agrees that the CCGI Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the CCGI Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

3.5.             Acquisition Entirely for Own Account.  Such Beam Member hereby confirms, that the CCGI Shares will be acquired for investment for such Beam Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Beam Member has no present intention of selling, granting any participation in, or otherwise distributing the same, except as may be directed pursuant to Section 1.1 hereof.  By executing this Agreement, such Beam Member further represents that it does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to any of the CCGI Shares.

3.6.             Stock Legends. Such Beam Member hereby agrees with CCGI as follows:

3.6.1.	Securities Act Legend Accredited Investors. The certificates evidencing the CCGI Shares issued to such Beam Member will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

3.6.2.
Other Legends.  The certificates representing such CCGI Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

3.6.3.
Opinion. Such Beam Member understands that the CCGI Stock may not be sold, transferred, or otherwise disposed of without registration of any or all of the CCGI Shares under the Securities Act, Regulation S or an exemption therefrom, and that in the absence of an effective registration statement covering the CCGI Stock or any available exemption from registration under the Securities Act and applicable state securities law covering the disposition of the CCGI Shares, CCGI Stock may have to be held indefinitely.  Such Beam Member further acknowledges that the CCGI Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act without an opinion of counsel (which opinion is reasonably satisfactory to CCGI) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act unless all of the conditions of Rule 144 are satisfied.

3.7.             Ownership of Interests. Immediately prior to the Interim Agreement, such Beam Member was both the record and beneficial owner of such Beam Member’s Beam Interests, such Beam Member was not the record or beneficial owner of any other securities of Beam. Except as set forth on Schedule 3.7 hereto, such Beam Member had and transferred good and marketable title to such Beam Member’s Beam Interests, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law. The delivery of documentation evidencing the transfer of such Beam Member’s Beam Interests pursuant to the provisions of the Interim Agreement and this Agreement will transfer to Beam Acquisition good and marketable title thereto, free and clear of all liens, encumbrances, restrictions and claims of any kind.

3.8.             Subsidiaries and Equity Investments. Except as disclosed on Schedule 3.8, such Beam Member does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture, trust or other company, Person or other entity that conducts a business identical to or substantially similar to CCGI.

3.9.             Pre-emptive Rights.  At Closing, such Beam Member does not have any pre-emptive rights or any other rights to acquire any interests of Beam that have not been waived or exercised.

3.10.           Beam Members and Respective Interests.  Such Beam Member’s Beam Interest immediately prior to the consummation of the Transaction is set forth on Schedule 3.10 hereto.

3.11.           No Encumbrances. Upon payment in full of the Note Purchase Price and delivery of the Secured Note Amendments pursuant to Section 1.3 hereof, such Beam Member’s Beam Interests shall be free of any claim, lien, security interest or encumbrance of any nature or kind.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF CCGI AND BEAM ACQUISITION

CCGI represents, warrants and agrees that all of the statements in the following subsections of this Article 4 are true and complete as of the date of the Interim Agreement and as of the date hereof.

4.1              Incorporation.  CCGI is a company duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of CCGI’s Certificate of Incorporation or bylaws.  CCGI has taken all actions required by law, its Certificate of Incorporation or bylaws, or otherwise to authorize the execution and delivery of this Agreement.  CCGI has full power, authority, and legal capacity and has taken all action required by law, its Certificate of Incorporation or bylaws, and otherwise to consummate the transactions herein contemplated.

4.1.1
Beam Acquisition is a company duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Beam Acquisition’s Articles of Organization or Operating Agreement. Beam Acquisition has taken all actions required by law, its Articles of Organization or Operating Agreement, or otherwise to authorize the execution and delivery of this Agreement.  Beam Acquisition has full power, authority, and legal capacity and has taken all action required by law, its Articles of Organization or Operating Agreement, and otherwise to consummate the transactions herein contemplated.

4.2              Authorized Shares.  The authorized capital stock of CCGI consists of 500,000,000 shares of Common Stock, par value $0.001 per share and 40,000,000 shares of preferred stock, par value $0.001 (the “Preferred Stock”). CCGI currently has 44,080,584 shares of Common Stock issued and outstanding, 10,000,000 shares of Series A Preferred Stock issued and outstanding and 1,000,000 shares of Series B Preferred Stock issued and outstanding. The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any Person.  The capitalization table attached hereto as Schedule 4.2 is accurate and complete as of the date hereof and except as set forth therein, there are no equity securities of CCGI issued and outstanding nor are there any instruments or securities convertible into equity securities of CCGI issued and outstanding.

4.2.1
All of the CCGI Shares, when delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, will have been issued in compliance with all of CCGI’s organizational documents and all applicable U.S. federal and state securities laws and state corporate laws, and will have been issued free of preemptive rights of any security holder.

4.2.2
Except as set forth in CCGI’s periodic reports filed with the SEC pursuant to the Exchange Act (the “CCGI Filings”) or on Schedule 4.2, there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any securities of CCGI, nor are there any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to CCGI or any of its securities, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of CCGI’s securities. Except as set forth in the CCGI filings, there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which CCGI is a party or by which it is bound with respect to any equity security of any class of CCGI. CCGI is not a party to, and it has no knowledge of, any agreement restricting the transfer of any security of Beam except as is disclosed in the CCGI Filings.  The transactions contemplated hereby will not trigger any exercise of, or make effective, any conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any securities of CCGI, nor will the transactions contemplated hereby trigger any rights with respect to any authorized stock appreciation, phantom stock, profit participation or similar rights, anti-dilution or similar protection, pre-emptive rights or rights of first refusal with respect to CCGI or any of its securities.

4.2.3
There are no outstanding contractual obligations (contingent or otherwise) of CCGI to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other securities of, CCGI or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

4.3              Financial Statements; SEC Filings.

4.3.1
CCGI’s financial statements (the “CCGI Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated, except that those CCGI Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The CCGI Financial Statements fairly present the financial condition and operating results of CCGI as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. CCGI has no material liabilities (contingent or otherwise). CCGI is not a guarantor or indemnitor of any indebtedness of any other Person, entity or organization. CCGI maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

4.3.2
CCGI has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of CCGI in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of CCGI’s Common Stock, it being acknowledged that none of CCGI’s securities are approved or listed for trading on any exchange or quotation system.

4.4              Information.  The information concerning the CCGI Entities set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

4.5              Absence of Certain Changes or Events.  Except as disclosed in the Public Reports, since September 30, 2012:  (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the CCGI Entities; and (b) CCGI has not:(i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting; (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

4.6              Litigation and Proceedings. Except as disclosed in the Public Reports, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of CCGI after reasonable investigation, threatened by or against the CCGI Entities or affecting the CCGI Entities or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  CCGI does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances.

4.7              No Conflict with Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which CCGI or Beam Acquisition is a party or to which any of its assets, properties or operations are subject.

4.8              Compliance with Laws and Regulations.  To the best of its knowledge, the CCGI Entities has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of CCGI or except to the extent that noncompliance would not result in the occurrence of any material liability for CCGI.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

4.9              Approval of Agreement.  The Board of Directors of CCGI has authorized the execution and delivery of this Agreement by the CCGI Entities and has approved this Agreement and the transactions contemplated hereby.

4.10             Valid Obligation.  This Agreement and all agreements and other documents executed by the CCGI Entities in connection herewith constitute the valid and binding obligation of the CCGI Entities, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE 5
CONDITIONS TO OBLIGATIONS OF CCGI

The obligations of the CCGI Entities to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by CCGI in its sole discretion:

5.1.             Representations and Warranties of Beam and Beam Members.  All representations and warranties made by Beam and the Beam Members in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

5.2.             Agreements and Covenants. Beam shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

5.3.             Consents and Approvals.  All consents, waivers, authorizations and approvals of all entities listed on Schedule 5.3 and of any governmental or regulatory authority, domestic or foreign, and of any other Person, firm or corporation required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

5.4.             No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Beam shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other Person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

5.5.             Other Closing Documents. CCGI shall have received such certificates, instruments and documents in confirmation of the representations and warranties of Beam, Beam’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as CCGI may reasonably request.

5.6.             Documents. Beam must have caused to be delivered to CCGI (or CCGI shall have otherwise received)the following documents:

5.6.1.	Assignment of the Beam Interests duly executed by each Beam Member (attached hereto as Exhibit G);

5.6.2.	Resolutions of the Beam Members approving this Agreement and the transactions contemplated hereby and thereby;

5.6.3.	a Certificate of Good Standing of Beam, dated as of a recent date prior to the Closing Date from each jurisdiction in which it is registered to conduct business;

5.6.4.	this Agreement duly executed;

5.6.5.	the resignations of each officer and manager of Beam as of the Closing Date;

5.6.6.	a copy of the Assignment of Note, duly executed by the lender holding the Secured Notes;

5.6.7.	a Release of Claim executed by Ardour Capital Investments LLC (attached hereto as Exhibit H);

5.6.8.	a copy of the employment agreement entered into by and between Car Charging, Inc. and Joseph Turquie (the “Employment Agreement”) attached hereto as Exhibit I, and duly executed by Joseph Turquie;

5.6.9.	a copy of the Bleed-Out Agreement, attached hereto as Exhibit J, duly executed by each of the Share Recipients;

5.6.10.	a copy of Termination of Advisor Agreement (attached hereto as Exhibit K) executed by Andrew Shapiro and Beam;

5.6.11.	a copy of the Security Agreement, duly executed by the secured parties listed therein;

5.6.12.	a copy of the Pledge Agreement, duly executed by the secured parties listed therein; and

5.6.13.	a copy of the Side Letter from Brian Valenza (attached hereto as Exhibit L).

5.7.              Cancellation Documents. The Cancellation Documents, duly executed by each of the Beam Members, as appropriate, shall have been delivered to the appropriate Escrow Agent (as defined in the Escrow Agreement) in accordance with the Escrow Agreement.

5.8.              No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to Beam.

ARTICLE 6
CONDITIONS TO OBLIGATIONS OF BEAM

The obligations of Beam to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Beam in its sole discretion:

6.1.              Representations and Warranties of the CCGI Entities.  All representations and warranties made by the CCGI Entities in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

6.2.             Agreements and Covenants. The CCGI Entities shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

6.3.             Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other Person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

6.4.              No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of CCGI shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other Person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

6.5.             Other Closing Documents. Beam shall have received such certificates, instruments and documents in confirmation of the representations and warranties of the CCGI Entities, the performance of the CCGI Entities’ obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as Beam may reasonably request.

6.6.             Documents. CCGI must deliver to Beam, at the Closing:

6.6.1.
Copies of the stock certificates issued by CCGI’s transfer agent for the CCGI Shares as well as parcel tracking numbers from a reputable overnight courier evidencing the shipment of such stock certificates to the Share Recipients;

6.6.2.	this Agreement duly executed;

6.6.3.	a copy of the Employment Agreement, duly executed by Car Charging Inc.;

6.6.4.	a copy of the Assignment of Note, duly executed by CCGI;

6.6.5.	a copy of the Secured Note Amendment, duly executed by CCGI and Beam (as of the Closing);

6.6.6.	originally executed copies of the Promissory Notes;

6.6.7.	a copy of the Security Agreement, duly executed by Beam;

6.6.8.	a copy of the Pledge Agreement, duly executed by Beam Acquisition; and

6.6.9.	each of the liabilities of Beam listed on Schedule 1.5 hereto shall be fully and indefeasibly paid in full by CCGI.

6.7.             Cancellation Documents.  The Cancellation Documents, duly executed by each of CCGI, Beam (with respect to Beam after Closing) and/or Beam Acquisition, as appropriate, shall have been delivered to the appropriate Escrow Agent (as defined in the Escrow Agreement) in accordance with the Escrow Agreement.

6.8.             No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person:(a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the CCGI Shares; or (b) is entitled to all or any portion of the CCGI Shares.

ARTICLE 7
INDEMNIFICATION

7.1               Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except (a) covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date, (b) for the obligations of CCGI under the Promissory Notes, and (c) except as otherwise set forth in this Agreement or any other document or agreement delivered in connection with the Transaction) shall expire eighteen (18) months afterthe Closing Date (the “Survival Period”).

7.2              Indemnification.

7.2.1
Indemnification Obligations in favor of Beam Members. From and after the Closing Date until the expiration of the Survival Period (except with respect to clauses (iv),(v) and (vi) of this paragraph which shall not be so limited to the Survival Period), CCGI shall indemnify, reimburse and hold harmless each of the Beam Members and their respective officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing Persons or entities (each such Person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Beam Indemnified Party“) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees (collectively, “Damages”) arising out of (i) any breach of representation or warranty made by CCGI in this Agreement, and in any certificate delivered by CCGI pursuant to this Agreement; (ii) any breach by CCGI or Beam Acquisition of any covenant, obligation or other agreement made by CCGI or Beam Acquisition in this Agreement, the Cancellation Documents and any documents or instruments referred to herein or therein; (iii) a third-party claim based on any acts or omissions by CCGI, Beam Acquisition or Beam (with respect to Beam, only so long as it arising after the Closing); (iv) the failure of CCGI, Beam Acquisition or Beam to pay when due each and every liability of Beam listed in Schedule 7.2.1 hereto;(v) any action or attempt by any CCGI Indemnified Party (as defined below) to prevent, impede, set off or restrict any right of or remedy available to the Beam Members or the Share Recipients under the Loan Documents or the Cancellation Documents;(vi) the failure of CCGI or any of its employees, agents or representatives to reasonably cooperate with the Share Recipients to facilitate and allow the Share Recipients to trade, sell or transfer their CCGI Shares, so long as such proposed trades, sales or transfers are in accordance with this Agreement and the applicable Bleed-out Agreement and are not prohibited by applicable law or regulation; and (vii) in the event that the Cancellation Documents are released from escrow and become effective, any and all liabilities of Beam (including, without limitation, third-party claims based on any acts or omissions by Beam but excluding any claims based on liabilities arising in the ordinary course of business) arising after the Closing Date until the time that the Beam Members resume full control and management of Beam; provided, however, that in each case, a court having jurisdiction thereof, has issued a final judicial determination with respect to CCGI’s liability to such damages, provided, further, that such limitation shall not apply to item (iv) of this sentence. No claim for indemnification may be brought under Section 7.2.1 unless all claims for indemnification, in the aggregate, total more than $10,000 (in which case, such claim for indemnification shall not be reduced by such $10,000 but rather shall include such $10,000), provided, however, that such limitation shall not apply to item (iv) of the immediately preceding sentence.

7.2.2
Indemnification in favor of CCGI. From and after the Closing Date until the expiration of the Survival Period, each Beam Members shall, severally and not jointly, indemnify and hold harmless CCGI, Beam, Beam Acquisition and their respective officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing Persons or entities (hereinafter referred to individually as a “CCGI Indemnified Person”) from and against any and all Damages arising out of any: (i) any breach of representation or warranty made by Beam or such Beam Member in this Agreement, and in any certificate delivered by Beam or such Beam Member pursuant to this Agreement; (ii) any breach by Beam or such Beam Member of any covenant, obligation or other agreement made by Beam or such Beam Member in this Agreement (so long as relating to Beam prior to Closing);and (iii)  any and all liabilities paid by CCGI, Beam Acquisition or Beam as a result of any action taken by Beam or such Beam Member prior to Closing that, in the aggregate, exceed $715,000, provided, however, that in each case, a court having jurisdiction thereof, has issued a final judicial determination with respect to a CCGI Indemnified Person’s liability to such Damages.  Notwithstanding any right to indemnification or any other right of any CCGI Indemnified Person under this Agreement, in no event shall any CCGI Indemnified Party have any right of set off, or attempt to set off, any claim that any such CCGI Indemnified Party may have against any amounts owed under the Promissory Notes, nor shall any CCGI Indemnified Party take any action to prevent, impede, set off or restrict any right of or remedy available to the Beam Members or the Share Recipients under the Loan Documents or the Cancellation Documents. No claim for indemnification may be brought under Section 7.2.2 unless all claims for indemnification, in the aggregate, total more than $10,000 (in which case, such claim for indemnification shall not be reduced by such $10,000 but rather shall include such $10,000).IN NO EVENT SHALL THE LIABILITY OF EACH BEAM MEMBER FROM ALL DAMAGES, ALL CAUSES OF ACTION AND ALL THEORIES OF LIABILITY EXCEED AN AGGREGATE OF THE AMOUNTS ACTUALLY RECEIVED BY SUCH BEAM MEMBER FROM CCGI TOWARD THE PAYMENT OF THE PROMISSORY NOTE ISSUED TO SUCH BEAM MEMBER PLUS THE PROCEEDS OF THE SALE OR LIQUIDATION OF THECCGI SHARES RECEIVED BY SUCH BEAM MEMBER HEREUNDER.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1.             Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

8.2.             Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

8.3.             Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

8.4.             Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested), overnight mail or facsimile to the parties at the following addresses:

If to CCGI and to Beam Acquisition, to:

Car Charging Group, Inc.
1691 Michigan Avenue, Suite 601
Miami Beach, Florida 33139
Attn: Michael D. Farkas, CEO

With a copy to (which copy shall not constitute notice):

Michael I. Bernstein, P.A.
Attn: Michael I. Bernstein, Esq.
1688 Meridian Avenue, Suite #418
Miami Beach, Florida 33139

If to the Beam Members, to the addresses set forth opposite each such Beam Member’s name on Schedule 1.1 hereto.

With a copy to (which copy shall not constitute notice):

The Law Office of Samuel A. Tversky P.C.
2294 Nostrand Avenue, Suite 1016
Brooklyn, NY 11210
Attn.:  Samuel A. Tversky, Esq.

or to such other Persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 8.4.

8.5.             Entire Agreement. This Agreement, together with the exhibits hereto and each of the agreements and documents referenced herein that are executed and/or delivered in connection herewith (including, without limitation, the Cancellation Documents), represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

8.6.             Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

8.7.             Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

8.8.             Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

8.9.             Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York, Nassau County, and/or the United States District Court for Eastern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 8.4.

8.10.           Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11.           Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

8.12.           Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REMAINDER OF PAGE DELIBERATELY LEFT BLANK]

[SIGNATURE PAGE TO EQUITY EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CAR CHARGING GROUP, INC.

By: /s/ Michael D. Farkas
Michael D. Farkas
Chief Executive Officer

BEAM ACQUISITION LLC

By: /s/ Michael D. Farkas
Michael D. Farkas
Chief Executive Officer

BEAM CHARGING, LLC

By: /s/ Eric L’Esperence
Eric L’Esperance, Member

By: /s/ Andrew Shapiro
Andrew Shapiro, Member

By: MANHATTAN CHARGING LLC

By: /s/ Joseph Turquie
Joseph Turquie
Member

By: /s/ Brian Valenza
Brian Valenza
Member

[SIGNATURE PAGE TO EQUITY EXCHANGE AGREEMENT]

BEAM MEMBERS

MANHATTAN CHARGING LLC

By: /s/ Joseph Turquie
Joseph Turquie
Member

By: /s/ Brian Valenza
Brian Valenza
Member

/s/ Eric L’Esperence
Eric L’Esperance

/s/ Andrew Shapiro
Andrew Shapiro

EXHIBIT A

PROMISSORY NOTE

EXHIBIT B

SECURITY AGREEMENT

EXHIBIT C

SECURITY AND PLEDGE AGREEMENT

EXHIBIT D

ESCROW AGREEMENT

EXHIBIT E

ASSIGNMENT OF NOTE

EXHIBIT F

SECURED NOTE AMENDMENT

EXHIBIT G

ASSIGNMENT OF BEAM INTERESTS

EXHIBIT H

ARDOUR RELEASE OF CLAIM

EXHIBIT I

EMPLOYMENT AGREEMENT

EXHIBIT J

BLEED-OUT AGREEMENT

EXHIBIT K

TERMINATION OF SHAPIRO ADVISOR AGREEMENT

EXHIBIT L

VALENZA SIDE LETTER

Schedule 1.1

Share Recipients

Name	Address	FEIN	Number of Shares to be Issued	Amount of Promissory Note

Schedule 2.2

Cancellation Instructions

Name	Percentage of Beam Interests to be Received in the Event of Default